Exhibit 10.1

Execution Version

MASTER SUPPLY AGREEMENT

THIS MASTER SUPPLY AGREEMENT (this “Agreement”) is between Crown Electrokinetics Corp., a Delaware corporation (“Crown”), and Hudson Pacific Properties, L.P., a Maryland limited partnership (“Buyer”), and is effective as of December 23, 2021. Crown and Buyer are collectively referred to in this Agreement as the “Parties,” and each individually as a “Party.”

RECITALS

A. Crown is engaged in the design, production, sale, shipment, installation, and commissioning of units of the smart glass window film, DynamicTint™ (as further described herein, each a “Unit”, together the “Units”).

B. Crown and Buyer desire to enter into this Agreement to provide master terms and conditions under which, to the extent provided in agreed Purchase Orders (as defined below), Crown may agree to sell, and Buyer may agree to purchase, Units in order to retrofit certain windows at locations indicated in the Purchase Orders (the “Project”).

For and in consideration of the mutual promises, conditions and agreements contained herein, the sufficiency of which is hereby acknowledged, and the specifications and provisions set forth in any exhibits attached and hereby incorporated, the Parties mutually agree as follows:

1. Nature of the Agreement

1.1 Nature of the Agreement. This Agreement will be an agreement under which the Parties may enter into multiple specific transactions by executing a Purchase Order (“Purchase Order”) for Units, a form of which is attached hereto as Exhibit A. No Purchase Order will be binding on either Party unless it is executed and delivered by both Parties. No Party may terminate a Purchase Order executed and delivered by both Parties, except as set forth in Section 2. If there is a conflict between the terms of a Purchase Order and the terms of this Agreement, the terms of this Agreement control except to the extent a Purchase Order expressly references a term of this Agreement and provides that the Purchase Order controls that term. For clarity, Buyer will have no payment obligations hereunder until a completed Purchase Order (with all relevant appendices) is finalized and mutually executed by each Party.

2. Delivery, Installation, Risk of Loss and Inspection

2.1 Risk of Loss and Title Transfer. Crown shall deliver all Units to the location specified as the point of destination in the Purchase Order (the “Point of Destination”). Crown shall bear title and risk of loss for each Unit until Buyer accepts delivery and installation of such Units at the Point of Destination.

2.2 Delivery and Installation of the Units. Crown shall make commercially reasonable efforts to deliver and install the Units at the time or scheduled intervals set forth in the Purchase Order. The term “commercially reasonable efforts” when used in this Agreement or a Purchase Order means those reasonable, good faith efforts that a similarly-situated company within the industry of the applicable Party would normally use to accomplish a similar objective under similar circumstances, and do not require the Party to disregard its own business strategy and economic interests or to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Agreement and are not out of reasonable proportion to the Party’s benefits under this Agreement.

2.3 Inspection and Acceptance or Rejection. Upon delivery and installation at the Point of Destination, Buyer shall inspect the Units within ten business days after delivery and installation (the “Inspection Period”), and either accept or, only if the Units do not fully conform to the specifications attached to the Purchase Order (the “Specifications”), reject the Units. Buyer will be deemed to have accepted the Units unless it rejects the Units within the Inspection Period. Buyer will endeavor in any such rejection notice to state the reasons for the rejection including reasonable evidence of the failure of the Units to meet the Specifications, but failure to do so still constitutes a valid rejection notice. If Buyer rejects the Units in accordance with this Section 2.3, Buyer shall elect, at Crown’s expense, for Crown either (a) to promptly (as soon as possible using commercially reasonable efforts) replace the Units that fail to meet the Specifications, and pay for all related expenses, including, but not limited to, transportation charges for the return of the damaged or defective Units and the delivery and installation of replacement Units or (b) to promptly refund to Buyer the amount paid for those Units rejected by Buyer.

3. Purchase Price, Payment, Taxes, Payment Security, and Upgrade Option

3.1 Purchase Price. For all Units purchased by Buyer under the Purchase Order, Buyer shall pay to Crown the total purchase price amount set forth in the Purchase Order (the “Purchase Price”) in accordance with the payment terms set forth in this Article 3.

3.2 Payment Terms/Invoices. Upon Buyer’s written acceptance of Units delivered under a Purchase Order, Crown may invoice Buyer for the Purchase Price of the accepted Units, in accordance with the terms of the Purchase Order. Any amount for which Crown properly invoices Buyer are payable by Buyer within 30 calendar days after Buyer receives Crown’s invoice (each a “Due Date”). Buyer shall make all payments in United States Dollars. Buyer shall make each payment in accordance with the payment instructions set forth in the invoice issued by Crown, without any set-off, withholding, deduction or reduction for any Transaction Taxes (as defined below). Buyer shall notify Crown in writing of any dispute with any invoice (along with substantiating documentation and a reasonably detailed description of the dispute) within 30 calendar days after Buyer’s receipt of the invoice. Buyer will be deemed to have accepted all invoices for which Crown does not receive timely notification of dispute, and shall pay all undisputed amounts by the applicable Due Date.

3.3 Transaction Taxes. All prices set forth in the Purchase Order are exclusive of any taxes, including present and future state, county, city and district sales and use, transfer, goods and services, excise, gross receipts, business and occupation, withholding or similar taxes (collectively, “Transaction Taxes”), which are the sole responsibility and liability of Buyer. Each invoice that Crown issues to Buyer may also include, to the extent applicable, the amount of any Transaction Taxes for which Buyer will pay Crown for collection by Crown on behalf of any taxing authority.

3.4 Lien Waivers. Upon Buyer’s request, Crown shall provide to Buyer (i) an executed conditional waiver of liens in the form attached as Appendix F-1 to the applicable Purchase Order, which will waive any liens with respect to the invoiced amount for the Units after such invoice (including any late fees and Transaction Taxes) has been paid in full by Buyer and (ii) an executed unconditional waiver of liens in the form attached as Appendix F-2 to the applicable Purchase Order, which shall waive all liens with respect to the Units once all invoices for such Units have been paid in full and payment has been received by Crown.

3.5 Buyer’s Upgrade Option. At Buyer’s sole option, after Crown releases new and upgraded versions of the Units previously sold to Buyer (the “Upgraded Units”), Crown and Buyer shall enter into negotiations for Buyer to exchange the Units for the Upgraded Units. If Buyer exercises its option, Buyer and Crown shall endeavor to negotiate and agree upon commercial terms for an exchange agreement including, without limitation: (1) the price for the Upgraded Units; (2) any credit to the purchase price or other deduction applicable with respect to the Units purchased by Buyer under this Agreement; (3) charges for any removal and installation work associated with the upgrade; and (4) revisions to the terms and conditions of this Agreement, the Unit Technical Specifications, and Limited Warranty Terms and Conditions that will apply with respect to the Upgraded Units.

4. Force Majeure

Force Majeure. Notwithstanding anything herein to the contrary, and except for a Party’s payment obligations, neither Party shall be liable for loss, damage, or delay, nor be deemed in default for non-performance under the Purchase Order, if such failure has been caused by or has arisen out of a Force Majeure Event (as defined below). Either Party shall promptly notify the other Party in writing upon obtaining knowledge of any Force Majeure Event impacting such Party. If a Force Majeure Event adversely affects either Party’s ability to perform its obligations under the Purchase Order, the time for performance shall be extended by a period of time reasonably necessary to overcome such Force Majeure Event, and Buyer shall reimburse Crown for its additional, reasonable and demonstrable expenses to the extent affecting Crown’s performance of its obligations under this Agreement. “Force Majeure Event” means any cause or event beyond the reasonable control of a Party that was not due to the fault or negligence of such Party and that could not have been prevented or mitigated by the exercise of reasonable precautionary measures, including but not limited to the following to the extent meeting that standard: acts of God, extreme weather conditions, droughts, floods, hurricanes, earthquakes; fires, wildfires, or explosions; war (declared or undeclared), riots, civil disturbance, acts of terrorism, blockades, embargoes, or sanctions; industry-wide or regional strikes; unavailability of, or delays in, utilities or transportation that are themselves caused by a Force Majeure Event; arbitrary or unexpected acts or delays caused by any governmental authority; changes in applicable laws of the United States or any subdivision thereof; negligent or intentional actions or omissions of the other Party that affect the performance of the Party’s obligations under this Agreement; or Health or Safety Outbreaks (as defined herein). “Health or Safety Outbreak” means any current or future pandemic, epidemic, public health and safety emergency, quarantine, or other infectious disease outbreak, in each case as declared by any governmental authority, that causes: (i) in the case of Buyer, a delay or disruption to Buyer’s ability to accept delivery of Units, and (ii) in the case of Crown, a disruption in production supply chains, transportation facilities or services, labor or other human resources, utility services, or other resources necessary for the production, delivery or storage of the Units that could not be overcome or mitigated by Buyer’s commercially reasonable efforts. For the avoidance of doubt, the Parties agree that the current COVID-19 pandemic will not, on its own, constitute a Health or Safety Outbreak, absent a new development after the date of execution of this Agreement that materially increases the danger or quarantine restrictions of such pandemic and directly causes a Party’s failure or delay in its performance of its obligations under this Agreement.

5. Limited Warranties

5.1 Warranty terms and conditions for any Units that are purchased by Buyer pursuant to the Purchase Order shall be solely and exclusively those warranty terms and conditions attached to the Purchase Order (the “Limited Warranties”).

5.2 EXCEPT AS EXPRESSLY SET FORTH IN THE LIMITED WARRANTY TERMS ATTACHED TO THE PURCHASE ORDER, CROWN MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY AS TO THE QUALITY OF ANY OF THE UNITS OR THEIR MERCHANTABILITY, FITNESS FOR USE, FITNESS FOR PURPOSE OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY EXCLUDED AND DISCLAIMED TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS.

6. Indemnity and Limitation of Liability

6.1 Indemnity. Subject to the terms and conditions of this Agreement, including those set forth in the remainder of this Section 6, Crown (as “Indemnifying Party” for purposes of this paragraph) shall indemnify, defend and hold harmless Buyer and its officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, the “Indemnified Parties” for purposes of this paragraph) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by Indemnified Party (collectively, “Losses”), arising out or resulting from any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law, in equity or otherwise, of a third party for:

(a)	any negligent act or omission of Indemnifying Party or its agents, employees, or subcontractors (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement;

(b)	any bodily injury, death of any person or damage to real or tangible personal property caused by the negligent acts or omissions of Indemnifying Party;

(c)	any failure by Indemnifying Party to comply with any applicable laws, or its confidentiality obligations under this Agreement; or

(d)	any actual or claimed infringement of intellectual property rights arising from Buyer’s permitted use of the Units; provided that this indemnity will not extend to any modifications of the Units or use of the Units that conflicts with any operating instructions provided by Crown.

Subject to the terms and conditions of this Agreement, including those set forth in the remainder of this Section 6, Buyer (as “Indemnifying Party” for purposes of this paragraph) shall indemnify, defend and hold harmless Crown and its officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, the “Indemnified Parties” for purposes of this paragraph) against any and all Losses arising out or resulting from any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law, in equity or otherwise, of a third party for any bodily injury, death of any person or damage to real or tangible personal property caused by the negligent acts or omissions of Indemnifying Party arising out of or relating to the presence of Crown on Buyer’s premises for delivery or installation of the Units.

Notwithstanding anything to the contrary in this Agreement, this Section 6 does not apply to any claim (direct or indirect) for which a sole or exclusive remedy is provided for under another section of this Agreement.

6.2 Indemnification Procedure. When an Indemnifying Party is required to indemnify an Indemnified Party for a third party claim, the Indemnifying Party shall assume on behalf of such Indemnified Party, and conduct with due diligence and in good faith, the defense of any claim against such Indemnified Party, whether or not the Indemnifying Party is joined therein, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense. The Indemnifying Party will be in charge of the defense and settlement of such claim; provided, however, that without relieving the Indemnifying Party of its obligations in the Purchase Order or impairing the Indemnifying Party’s right to control the defense or settlement thereof, the Indemnified Party may elect to participate through separate counsel in the defense of any such claim, but the associated fees and expenses (including attorneys’ fees and legal costs) shall be at the expense of such Indemnified Party. Notwithstanding the foregoing, if (a) the Indemnified Party has reasonably concluded, acting in good faith and on the advice of counsel, that there exists a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (b) the Indemnifying Party fails to contest the claim in good faith by appropriate proceedings within a reasonable time following written demand from the Indemnified Party, then the Indemnified Party may, upon written notice to the Indemnifying Party, assume control of the defense or settlement of the claim and to use its own counsel, the fees and expenses (including reasonable attorneys’ fees and legal costs) of which the Indemnifying Party to the Indemnified Party will pay or reimburse. No Indemnifying Party may settle any such claims or actions in a manner which would require any action or forbearance from action by any Indemnified Party or impose criminal liability on such Indemnified Party without the prior written consent of the Indemnified Party, which consent the Indemnified Party may not unreasonably withhold, condition or delay.

6.3 Removal of the Units. Buyer acknowledges that Crown supports a proactive approach to environmental responsibility by conserving natural resources and reducing the environmental footprint of products and services throughout their lifecycle. In the event Buyer consents in writing to the removal and the disposal and/or recycling of the Units, Buyer agrees that Crown will be entitled to properly remove and manage the disposal and/or recycling of the Units in accordance with the terms of the Purchase Order.

6.4 CONSEQUENTIAL DAMAGES. EXCEPT IN RELATION TO A BREACH OR CONFIDENTIALITY OBLIGATIONS OR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, AND WITHOUT LIMITING BUYER’S EXPRESS OBLIGATIONS WITH RESPECT TO THE LIMITED WARRANTIES, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, COVER, EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES, OR FOR ANY LOSS OF PROFITS, OPPORTUNITY, REVENUE, GOODWILL, FINANCING, OR USE OF UNITS IN CONNECTION WITH OR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY PURCHASE ORDER, WHETHER SUCH LIABILITY ARISES IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, PRODUCT LIABILITY OR OTHERWISE.

6.5 LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO (A) DAMAGES ATTRIBUTABLE TO A PARTY’S ACTUAL FRAUD WITH RESPECT TO THE REPRESENTATIONS IN THIS AGREEMENT OR WILLFUL MISCONDUCT AND (B) AMOUNTS PAYABLE BY AN INDEMNIFIED PARTY TO THIRD PARTIES (OTHER THAN INDEMNIFIED PARTIES) PURSUANT TO A PARTY’S INDEMNITY OBLIGATIONS HEREUNDER, IN NO EVENT SHALL EITHER PARTY’S (OR SUCH PARTY’S AFFILIATES) AGGREGATE LIABILITY FOR ANY AND ALL DAMAGES (FOR ANY CAUSE WHATSOEVER, INCLUDING DELAY, BREACH OF CONTRACT, WARRANTY, TORT, PRODUCT LIABILITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THE PURCHASE ORDER EXCEED AN AGGREGATE AMOUNT EQUAL TO ONE HUNDRED PERCENT (100%) OF THE AGGREGATE PURCHASE PRICE UNDER THE PURCHASE ORDERS UNDER THIS AGREEMENT, EVEN IN THE EVENT OF THE FAULT, NEGLIGENCE, OR STRICT LIABILITY OF THE PERSON WHOSE LIABILITY IS LIMITED.

7. Term; Suspension and Termination

7.1 Agreement Term. The term of this Agreement will begin on the last date of signature by the Parties below and continue for one year thereafter (the “Initial Term”), unless earlier terminated by the Parties in accordance with this Section 7. Thereafter, this Agreement will automatically renew for successive one-year renewal terms (a “Renewal Term”), unless either Party provides notice of non-renewal 30 days before the expiration of the then current Initial Term or Renewal Term.

7.2 Mutual Termination Rights. Each Party may, upon written notice to the other Party, and in addition to any other rights and remedies provided hereunder, terminate a Purchase Order in the event of any of the following:

(a)	immediately, if the other Party becomes insolvent, makes a general assignment for the benefit of creditors, or becomes subject to a bankruptcy, receivership, or similar proceedings; or

(b)	the other Party is in material breach of its obligations under the Purchase Order and the other Party fails to cure that material breach (i) within thirty (30) days after receipt of notice thereof, or (ii) within sixty (60) days after receipt of notice thereof in the case of a breach of a payment obligation under this Agreement.

7.3 Survival. Article 3 (except Section 3.4), and Article 5 through Article 8 shall survive termination or expiration of this Agreement. The expiration or termination of this Agreement shall not relieve the Parties from any liability arising from any breach of this Agreement prior to such expiration or termination.

8. Miscellaneous

8.1 Governing Law. The Purchase Order shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws provisions. The Parties exclude the application of the United Nations Convention on Contracts for the International Sale of Goods (CISG) and the U.S. Uniform Commercial Code.

8.2 Dispute Resolution. Each of the Parties hereby irrevocably consents and agrees that any legal action or proceedings may be brought in the United States District Courts or to State Court located in Los Angeles County, California, and, by execution and delivery of this Agreement, each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venues of any suit, action or proceedings with respect hereto brought in any such court, and further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceedings brought in any such court has been brought in an inconvenient forum.

8.3 Confidentiality.

(a)	Crown and Buyer agree to keep confidential (a) the terms and provisions of this Agreement, (b) all information about the other Party’s business plans and (c) all information supplied by either Party to the other Party hereunder or in connection herewith which is marked as “proprietary” or “confidential” (the “Confidential Information”). The Parties will grant access to such documentation and information only to the Parties’ respective employees and authorized contractors, subcontractors, Affiliates and agents whose access is necessary to fulfill the terms of this Agreement, who shall be bound by confidentiality obligations at least as restrictive as those set out in this Section 8.3. In addition, the Parties shall have no obligation with respect to any such documentation or information which (i) is or becomes publicly known through no act of the receiving Party, (ii) is approved for release by written authorization of the disclosing Party, (iii) is required to be disclosed by judicial, administrative, regulatory process, or the rules of any exchange upon which the securities in the Party are listed (including customary disclosures in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of governmental authorities) only to the extent that disclosure is mandated by the foregoing legal and judicial requirements, or (iv) has been rightfully furnished to the receiving Party without any restriction on use or disclosure and not in violation of the rights of the other Party. In addition, Crown may disclose information to potential providers of insurance related to the Units, provided, however, that such disclosures shall be subject to binding obligations on such persons to keep such information confidential pursuant to the terms of this Section 8.3.

(b)	Neither Party will issue or make any public announcement (including via social media or conference presentations), news release, press release or statement regarding this Agreement if such announcement would use any name, trade name, service mark, logo or trademark, whether registered or not, of the other Party or their Affiliates in any promotional or advertising material, without the other Party’s prior written approval.

8.4 Intellectual Property. All patents and patent rights, trademarks and trademark rights, trade names, trade name rights, service marks and service mark rights, service names and service name rights, domain names, inventions, copyrights and copyright rights and all pending applications for and registrations of patents, trademarks, service marks and copyrights, industrial designs and any registrations and applications therefore throughout the world, any other intellectual property right (including, without limitation, any know-how, trade secret, trade right, formula, proprietary information, technical data, improvements, documentation (including Unit Technical Specifications), manufacturing and production processes and techniques, and any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world (collectively, the “Intellectual Property”) relating to the Units are, as between the Parties, the sole property of Crown and Crown’s Confidential Information. Subject to the terms and conditions hereof, Crown hereby grants and delivers to Buyer (and its successors and assigns), an irrevocable, perpetual, fully paid-up, royalty-free, non-exclusive right and license to use and practice any Intellectual Property, with respect to the Units (the “License”), in each case solely use in connection with the use, completion, repair, servicing, updating, maintenance or operation of the Units, but for no other purpose. Buyer agrees that it will not, and will not permit or enable others to reverse engineer, decompile, modify or otherwise use the Units for a purpose other than their intended use. All stand-alone software provided hereunder (excluding firmware built into the Units upon their delivery) shall be subject to the terms and conditions of a separate license agreement to be agreed to between the Parties. Crown grants no licenses or rights to use Intellectual Property other than as expressly set forth herein.

8.5 Subcontractors. Crown may engage subcontractors and suppliers in respect of the performance of any of its obligations under the Agreement, including its affiliates.

8.6 Assignment. No Party may assign its rights under this Agreement or a Purchase Order in whole or in part, without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, except (i) either Party may assign or otherwise transfer this Agreement to an affiliate and (ii) Buyer may assign or otherwise transfer the Agreement to a third party pursuant to a merger, acquisition, reorganization or otherwise.

8.7 Entire Agreement. This Agreement, the Purchase Orders, and any exhibits and attachments hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior written or oral understandings and may only be changed by a written amendment executed by both Parties.

8.8 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

8.9 Interpretation. As used in this Agreement: (a) the singular number shall include the plural, and vice versa; (b) where a word or phrase is specifically defined, other grammatical forms of such word or phrase have corresponding meanings; (c) the words “herein,” “hereunder” and “hereof” refer to this Agreement, taken as a whole, and not to any particular provision; (d) “including” means “including without limitation,” and other forms of the verb “to include” are to be interpreted similarly; (e) all references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made; and (f) reference to any applicable law shall mean any such applicable law as amended through the date as of which such reference is made and shall include any rules or regulations promulgated in connection therewith.

8.10 Waiver. Unless a specific time limitation is specified, no delay or omission by either Party to exercise any right or remedy under this Agreement shall be construed to be either acquiescence or the waiver of the ability to exercise any right or remedy in the future.

8.11 No Third Party Rights. Nothing in this Agreement shall be construed as creating or giving rise to any rights in third parties or persons other than the named parties to this Agreement.

8.12 Notices. Any notice to either Party must be in writing, signed by the party giving it, and served to the addresses below (or to such other addressee as may be later designated by written notice) by personal delivery, recognized overnight courier service with package tracking, or by the United States mail, first-class, certified or registered, postage prepaid, return receipt requested. All notices are effective when received or within three (3) days of sending, whichever occurs first.

If to Buyer:

Name: Mark Lammas, President

Address: 11601 Wilshire Blvd., 9th Fl., Los Angeles, CA 90025

If to Crown:

Name: Douglas Croxall, Chief Executive Officer

Address: 11601 Wilshire Blvd Suite 2240 LA, CA 90025

With a copy to:

Name: Jonathan Ayre

Address: Orrick, Herrington & Sutcliffe, LLP, 609 Main Street, Suite 4000, Houston, TX 77002

8.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The Parties agree that the delivery of this Agreement may be affected by means of an exchange of emailed signatures.

[The remainder of this page has been intentionally left blank.]

Buyer and Crown are executing this Master Supply Agreement effective as of the date set forth above.

BUYER:

Hudson Pacific Properties, L.P.

By:	/s/ Mark Lammas
Name:	Mark Lammas
Title:	President

CROWN:

Crown Electrokinetics Corp.

By:	/s/ Douglas Croxall
Name:	Douglas Croxall
Title:	CEO

[Signature Page to Master Supply Agreement]